Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
CONSTAR INTERNATIONAL INC., et al.,[1]	)	Case No. 08-13432 (PJW)
)
Debtors.	)	Jointly Administered
)

DEBTORS’ SECOND AMENDED JOINT PLAN OF REORGANIZATION, AS

FURTHER MODIFIED, PURSUANT TO CHAPTER 11 OF

THE UNITED STATES BANKRUPTCY CODE

INTRODUCTION

Constar International Inc. and the other Debtors in the above-captioned chapter 11 cases (collectively, the “Debtors”) hereby respectfully propose the following Second Amended joint plan of reorganization (the “Second Amended Plan”) for the resolution of outstanding creditor claims against, and interests in, the Debtors pursuant to title 11 of the United States Code, 11 U.S.C. §§ 101-1532. Capitalized terms used in the Second Amended Plan and not otherwise defined shall have the meanings ascribed to such terms in Article I.A. Reference is made to the Second Amended Disclosure Statement, for a discussion of the Debtors’ history, businesses, assets, results of operations, and projections of future operations, as well as a summary and description of the Second Amended Plan and certain related matters. The Debtors are the proponents of the Second Amended Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE SECOND AMENDED PLAN AND THE SECOND AMENDED DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE SECOND AMENDED PLAN.

WILMER CUTLER PICKERING HALE AND DORR LLP 399 Park Avenue New York, New York 10022 Telephone: (212) 230-8800 Facsimile: (212) 230-8888 Attn: Andrew Goldman, Esq. Attn: Eric Markus, Esq.	BAYARD, P.A. 222 Delaware Avenue Suite 900 P.O. Box 25130 Wilmington, DE 19899 Telephone: (302) 655-5000 Facsimile: (302) 658-6395 Attn: Neil B. Glassman, Esq.

[1]

The Debtors and, where applicable, the last four digits of their respective tax identification numbers are: Constar International Inc. (XX-XXX9304), BFF, Inc. (XX-XXX1229), DT, Inc. (XX-XXX7693), Constar, Inc. (XX-XXX0950), Constar Foreign Holdings, Inc. (XX-XXX8591) and Constar International U.K. Limited. The address of Constar International Inc., BFF, Inc., DT, Inc., Constar, Inc. and Constar Foreign Holdings, Inc. is One Crown Way, Philadelphia, Pennsylvania 19154. The address of Constar International U.K. Limited is Moor Lane Trading Estate, Sherburn in Elmet, Nr Leeds, North Yorkshire LS25 6ES, UK.

i

Table of Contents

		Page

J.	Nonseverability of Second Amended Plan Provisions	53
K.	Votes Solicited in Good Faith	54
L.	Closing of Chapter 11 Cases	54
M.	Waiver or Estoppel	54
N.	Conflicts	54

v

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

The following terms used herein shall have the respective meanings set forth below:

1.	“Accrued Professional Compensation” means, at any given moment, all accrued fees and expenses (including success fees) for services rendered by all Professionals through and including the Effective Date, to the extent such fees and expenses have not been paid and regardless of whether a fee application has been Filed for such fees and expenses. To the extent there is a Final Order denying some or all of a Professional’s fees or expenses, such denied amounts shall no longer be considered Accrued Professional Compensation.

2.	“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, but not limited to: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services, and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting, and other services and reimbursement of expenses Allowed pursuant to sections 328, 330(a), or 331 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date and ending on the Effective Date; (c) all fees and charges assessed against the Estates pursuant to chapter 123 of the Judicial Code; and (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.

3.	“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

4.

“Allowed” means with reference to any Claim or Interest: (a) any Claim or Interest against any Debtor that has been listed by such Debtor in its Schedules (as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009) as liquidated in amount and not disputed or contingent and for which no contrary proof of Claim has been filed or no timely objection for allowance or request for estimation has been interposed, (b) any timely filed proof of Claim as to which no objection has been or is interposed in accordance with Article VII.A of the Second Amended Plan or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder of such Claim, (c) any Claim expressly allowed by a Final Order or under the Second Amended Plan, (d) any Claim that is compromised, settled or otherwise resolved pursuant to the authority granted to the Reorganized Debtors under a Final Order of the Bankruptcy Court or under Article VIII.C of the Second Amended Plan; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Second Amended Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims.” Unless otherwise specified in the Second Amended Plan or by order of the Bankruptcy Court, “Allowed Administrative Claim” or “Allowed Claim” shall not, for any purpose under the Second Amended Plan, include interest on such Claim from and after the Commencement Date.

5.	“Alternative Exit Facility” means any senior secured credit facility (other than the facility that will arise upon the Conversion Date, if any, of the DIP Facility) to be negotiated by the Debtors, and entered into by the Reorganized Debtors on or about the Effective Date pursuant to the Alternative Exit Facility Credit Agreement, which alternative facility shall be in form and substance acceptable to the Committee in its sole discretion. The Alternative Exit Facility shall provide for the payment in full, in cash, of the DIP Facility Claims on the Effective Date.

6.	“Alternative Exit Facility Credit Agreement” means any senior secured credit agreement (other than the DIP Credit Agreement after the Conversion Date), in form and substance acceptable to the Committee in its sole discretion, dated as of the Effective Date, by and among the Reorganized Debtors, the Exit Facility Agent, and certain other lenders named therein, as the same may have been subsequently modified, amended, or supplemented, together with all instruments and agreements related thereto.

7.	“Amended Plan Supplement” means collectively, the Plan Supplement, the First Amended Plan Supplement and the Second Amended Plan Supplement.

8.	“Ballot” means the ballot upon which Holders of Impaired Claims or Interests entitled to vote shall cast their vote to accept or reject the Second Amended Plan.

9.	“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as applicable to the Chapter 11 Cases.

10.	“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court of the United States having jurisdiction over the Debtors’ Reorganization Cases.

11.	“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as is applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

12.	“Benefit Plans” means all employee benefit plans, policies, and programs sponsored by any of the Debtors, including, without limitation, all savings plans, retirement pension plans and health and welfare plans.

13.	“Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

14.	“Cash” means the legal tender of the United States of America or the equivalent thereof.

15.	“Causes of Action” means any claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Cause of Action also includes: (a) any right of setoff, counterclaim, or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362, 510, 542, 543, 544 through 550 (but excluding 547(b)), or 553 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; (f) any claim or cause of action of any kind against any Released Party or Exculpated Party based in whole or in part upon acts or omissions occurring prior to or after the Petition Date; and (g) any claim listed in the Amended Plan Supplement.

16.	“Certificate” means any instrument evidencing a Claim or an Interest.

17.	“Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

18.	“Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

19.	“Class” means a category of Holders of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

20.	“Committee” or “Committees” means the official committee of unsecured creditors (and any and all subcommittees thereof) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

21.	“Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article X.A hereof having been satisfied or waived pursuant to Article X.C hereof.

22.	“Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

23.	“Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Second Amended Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

24.	“Confirmation Order” means the order of the Bankruptcy Court, in form and substance acceptable to: (a) the Committee in its reasonable discretion; provided, however, that the Confirmation Order shall include a proposed finding that consummation of the Second Amended Plan and the transactions contemplated therein, including the issuance of the New Equity and the appointment of the New Board, shall not constitute a change of control under the Senior Secured FRN indenture and the terms of such proposed finding shall be in form and substance acceptable to the Committee in its sole discretion; and (b) the Requisite Lenders (as defined in the DIP Credit Agreement) in their reasonable discretion, confirming the Second Amended Plan pursuant to section 1129 of the Bankruptcy Code.

25.	“Constar” means Constar International Inc., a Delaware corporation.

26.	“Consummation” means the occurrence of the Effective Date.

27.	“Conversion Date” has the meaning given it in the DIP Credit Agreement.

28.	“Cure Claim” means a Claim based upon the Debtors’ defaults on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

29.	“D&O Liability Insurance Policies” means all insurance policies for directors’ and officers’ liability maintained by the Debtors as of the Petition Date.

30.	“Debtor” means one of the Debtors, in its capacity as a debtor in these Chapter 11 Cases.

31.	“Debtors” means, collectively: Constar International Inc., BFF, Inc., DT, Inc., Constar, Inc., Constar Foreign Holdings, Inc. and Constar International U.K. Limited.

32.	“Debtors in Possession” means, collectively, the Debtors, as debtors in possession in these Chapter 11 Cases, pursuant to sections 1107 and 1108 of the Bankruptcy Code.

33.	“DIP Agent” means Citicorp USA, Inc., as administrative agent under the DIP Credit Agreement, or any successor agent appointed in accordance with such agreement.

34.	“DIP Arranger” means Citigroup Global Markets Inc., as sole lead arranger and sole bookrunner under the DIP Credit Agreement, or any successor arranger and bookrunner appointed in accordance with such agreement.

35.	“DIP Credit Agreement” means that certain debtor-in-possession credit agreement, dated as of the Petition Date, by and among the Debtors, the DIP Agent, and certain other lenders named therein, as the same may have been subsequently modified, amended, or supplemented, together with all instruments and agreements related thereto.

36.	“DIP Facility” means that certain debtor-in-possession senior, secured, super-priority revolving credit facility entered into pursuant to the DIP Credit Agreement, and which facility may, at Constar’s election and subject to certain conditions precedent, convert into the Exit Facility upon the Conversion Date.

37.	“DIP Facility Claim” means any Claim arising under or related to the DIP Credit Agreement.

38.	“DIP Lenders” means the DIP Agent and the banks, financial institutions, and other lender parties to the DIP Credit Agreement from time to time.

39.	“DIP Order” means the Final Order, entered on January 20, 2009 (Docket No. 109), approving the Debtors’ Motion (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Sections 363 and 364 of the Bankruptcy Code, (II) Granting Liens and Superpriority Claims to PostPetition Lenders Pursuant to Section 364 of the Bankruptcy Code, (III) Authorizing Debtors to Repay Certain Prepetition Indebtedness, and (IV) Approving Assumption of Certain Ancillary Loan Documents Pursuant to Section 365 and Providing Cash Collateral Therefor.

40.	“Disbursing Agent” means the Reorganized Debtors, or the Entity or Entities chosen by the Reorganized Debtors to make or facilitate distributions pursuant to Section VI B. of the Second Amended Plan.

41.	“Disputed” means, with reference to any Administrative Claim or Claim, any such Administrative Claim or Claim (a) to the extent neither Allowed nor disallowed under the Second Amended Plan or a Final Order nor deemed Allowed under section 502, 503 or 1111 of the Bankruptcy Code, (b) which has been or hereafter is listed by the Debtor on its Schedules as unliquidated, disputed or contingent and which has not been resolved by written agreement of the parties or a Final Order or (c) as to which the Debtors or any other party in interest has interposed a timely objection and/or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order. Prior to the earlier of the time an objection has been timely filed and the expiration of the time within which to object to such Claim set forth herein or otherwise established by order of the Bankruptcy Court, a Claim shall be considered Disputed to the extent that amount of the Claim specified in a proof of Claim exceeds the amount of the Claim scheduled by the Debtor as not disputed, contingent or unliquidated (but only to the extent of such excess portion).

42.	“Distribution Shares” means the shares of New Equity to be issued on the Effective Date or reserved for issuance as of the Effective Date, excluding shares of New Equity, if any, reserved for the Management Incentive Plan.

43.	“Effective Date” means the date selected by the Debtors that is a Business Day after the Confirmation Date on which conditions as specified in the Second Amended Plan have been satisfied or waived. Unless otherwise specifically provided in the Second Amended Plan, any of the documents contained in the Amended Plan Supplement, the DIP Credit Agreement, or the Exit Facility Credit Agreement anything required to be done by the Debtors on the Effective Date may be done on the Effective Date or as soon as reasonably practicable thereafter.

44.	“Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

45.	“Equity Interests” means, other than Section 510(b) Claims, (a) all shares of common or preferred stock, including all issued, unissued, authorized, or outstanding shares of stock (including Old Common Stock), whether or not transferable, and all warrants, options, restricted stock or restricted stock units or rights of any kind or nature, and other instruments or documents of any kind or nature providing for or otherwise evidencing an ownership interest in any Debtor (whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed), or any right of any kind or nature, contractual, legal, equitable or otherwise, to purchase or acquire any such Equity Interests at any time and all rights arising with respect thereto or any claims or lawsuits arising out of the purchase or sale of the foregoing, (b) any and all Equity Securities, and (c) partnership, limited liability company, or similar interest in a Debtor; provided, however, that Equity Interests do not include any Intercompany Interest.

46.	“Equity Security” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in a Debtor.

47.	“Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

48.	“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., as now in effect and hereafter amended.

49.

“Exculpated Claim” means any Claim related to any act or omission in connection with, relating to, or arising out of the Debtors’ in or out of court restructuring, the Debtors’ Chapter 11 Cases, formulation, preparation, dissemination, negotiation, or filing of the Second Amended Disclosure Statement or the Second Amended Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with the Second Amended Disclosure Statement or the Second Amended Plan, the filing of the

Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Second Amended Plan, or the distribution of property under the Second Amended Plan or any other agreement. For the avoidance of doubt, no Claim, obligation, or liability arising under the Second Amended Plan or the Amended Plan Supplement, including the Exit Facility Agreement, constitutes an Exculpated Claim.

50.	“Exculpated Party” means each of: (a) the Debtors, the Reorganized Debtors, and their Affiliates; (b) the Holders of Senior Subordinated Note Claims that vote in favor of the Second Amended Plan; (c) the DIP Agent, the DIP Arranger, and the DIP Lenders in their capacity as such; (d) the Committee and the members thereof in their capacity as such; (e) the Prepetition Facility Agent in its capacity as such; (f) the Prepetition Facility Lenders in their capacity as such; and (g) with respect to each of the foregoing Entities in clauses (a) through (e), such Entities’ subsidiaries, affiliates, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, in each case in their capacity as such; provided, however, that clause (f) shall not include officers, directors, or employees of the Debtors or their Affiliates who were no longer acting in such capacity on or after the Petition Date.

51.	“Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code; provided, however, that any and all agreements relating to the issuance of Old Equity Interests (including restricted stock award agreements, restricted stock agreements, stock unit agreements and stock option agreements) shall not be treated as executory contracts but shall instead be treated as Old Equity Interests.

52.	“Existing Board” means the board of directors of a Debtor as such board exists immediately prior to the Effective Date.

53.	“Exit Facility” means that certain senior secured, credit facility, which facility will arise upon the Conversion Date, if any, of the DIP Facility, or, in the alternative, the Alternative Exit Facility.

54.	“Exit Facility Agent” means Citicorp USA, Inc. as administrative agent under the Exit Facility Agreement, or, if there is an Alternative Exit Facility, the administrative agent under the Alternative Exit Facility Credit Agreement, or any successor agent appointed in accordance with such agreement.

55.	“Exit Facility Credit Agreement” means that certain DIP Credit Agreement after the Conversion Date, if any, or, in the alternative, the Alternative Exit Facility Credit Agreement.

56.	“Exit Facility Documents” means: (a) if the DIP Facility is converted into the Exit Facility, the DIP Credit Agreement and all other documents contemplated to be executed and delivered in connection with such conversion or (b) otherwise, the Alternative Exit Facility Credit Agreement and all other related agreements, documents or instruments related to the Alternative Exit Facility to be executed and delivered in connection therewith.

57.	“Exit Facility Lenders” means the lenders from time to time under the Exit Facility Credit Agreement.

58.	“Federal Judgment Rate” means the federal judgment rate, which was in effect as of the Petition Date.

59.	“File” or “Filed” means file, filed, or filing with the Bankruptcy Court or its authorized designee in these Chapter 11 Cases.

60.	“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed, remains pending.

61.	“First Amended Plan Supplement” means the First Amended Plan Supplement filed by the Debtors on April 20, 2009 [Docket No. 406].

62.	“Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

63.	“Holder” means an Entity holding a Claim or an Interest.

64.	“Impaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

65.	“Intercompany Claim” means any Claim held by a Debtor against another Debtor or any Claim held by an Affiliate against a Debtor.

66.	“Intercompany Interest” means an Equity Interest in a Debtor held by another Debtor or an Equity Interest in a Debtor held by an Affiliate of a Debtor.

67.	“Interests” means, collectively, Equity Interests, including, without limitation, the Old Equity Interests, and Intercompany Interests.

68.	“Interim Compensation Order” means that certain order of the Bankruptcy Court allowing Estate Professionals to seek interim compensation in accordance with the compensation procedures approved therein, as may have been modified by a Bankruptcy Court order approving the retention of the Professionals.

69.	“Interim DIP Order” means the interim Order, entered on December 31, 2008 (Docket No. 42), approving the Debtors’ Motion (I) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Sections 363 and 364 of the Bankruptcy Code, (II) Granting Liens and Superpriority Claims to PostPetition Lenders Pursuant to Section 364 of the Bankruptcy Code, (III) Authorizing Debtors to Repay Certain Prepetition Indebtedness, (IV) Approving Assumption of Certain Ancillary Loan Documents Pursuant to Section 365 and Providing Cash Collateral Therefor and (V) Scheduling a Final Hearing.

70.	“Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

71.	“Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

72.	“Management Incentive Plan” means that certain post-Effective Date management incentive plan, in form and substance acceptable to the Supporting Noteholders and the Committee in their sole discretion, as set forth in the Amended Plan Supplement.

73.	“New Board” means each board of directors appointed pursuant to Articles IV.J and IV.K.2 of the Second Amended Plan.

74.	“New Equity” means the shares of common stock of Reorganized Constar, authorized to be issued pursuant to the Second Amended Plan, and with the rights and obligations as set forth in, the Amended Plan Supplement.

75.	“New Employee Agreements” means the employment agreements, in form and substance acceptable to the Supporting Noteholders and the Committee in their sole discretion, to be executed on the Effective Date by the Reorganized Constar and the counterparties identified therein.

76.	“New Organizational Documents” means each certificate of incorporation, certificate of formation, limited liability company agreement, bylaws and other organizational document for each of the Reorganized Debtors, in form and substance acceptable to the Committee in its reasonable discretion.

77.	“Old Common Stock” means all of the issued and outstanding shares of Constar’s common stock, $.01 par value per share, as of the Petition Date.

78.	“Old Employee Agreements” means any and all employment agreements by and among the Debtors and/or any of their Affiliates and the counterparties identified therein existing as of the Petition Date.

79.	“Old Equity Interests” means any and all Equity Interests existing as of the Petition Date.

80.	“Other General Unsecured Claim” means any Claim against any Debtor (including an Intercompany Claim) other than an Administrative Claim, Priority Tax Claim, Other Priority Claim, DIP Facility Claim, Prepetition Facility Claim, Senior Secured FRN Claim, Other Secured Claim, Senior Subordinated Note Claim, or Section 510(b) Claim.

81.	“Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim and a Priority Tax Claim.

82.	“Other Secured Claim” means any Secured Claim that is not a DIP Facility Claim, a Prepetition Facility Claim, or a Senior Secured FRN Claim.

83.	“Petition Date” means December 30, 2008, the date on which the Debtors Filed their petitions for relief commencing the Chapter 11 Cases.

84.	“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Second Amended Plan, in form and substance reasonably acceptable to the Prepetition Facility Agent and in form and substance acceptable to the Committee in its reasonable discretion unless otherwise provided in the Second Amended Plan as to any particular document contained in the Plan Supplement, to be Filed no later than five (5) days prior to the voting deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, as it may thereafter be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and the Bankruptcy Rules, comprising of, without limitation, the following: (a) the terms of the Alternative Exit Facility, if any, (b) the New Organizational Documents; (c) the New Employee Agreements, (d) to the extent known, the identity of the members of the New Board and the nature and compensation for any member of the New Board who is an “insider” under the Bankruptcy Code; (e) a list of Executory Contracts and Unexpired Leases to be rejected; (f) a list of retained Causes of Action; (g) the Management Incentive Plan; and (h) the Exit Financing Commitment Letters.

85.	“Prepetition Credit Agreement” means that certain senior secured credit agreement, dated as of February 11, 2005, by and among Constar, as borrower, the Prepetition Facility Agent, and certain other lenders named therein, as the same may have been subsequently modified, amended, or supplemented, together with all instruments and agreements related thereto.

86.	“Prepetition Facility” means that certain senior, secured credit facility entered into pursuant to the Prepetition Credit Agreement.

87.	“Prepetition Facility Agent” means Citicorp USA, Inc., as administrative agent under the Prepetition Credit Agreement.

88.	“Prepetition Facility Claim” means any claim arising under or related to the Prepetition Credit Agreement.

89.	“Prepetition Facility Lenders” means the lenders from time to time under the Prepetition Credit Agreement.

90.	“Priority Tax Claim” means any Claim of the kind specified in section 507(a)(8) of the Bankruptcy Code.

91.	“Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Second Amended Plan.

92.	“Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 328, 329, 330, 363, and 331 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

93.	“Professional Fee Escrow Account” means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount funded and maintained by the Reorganized Debtors on and after the Effective Date solely for the purpose of paying all Allowed and unpaid fees and expenses of Professionals in the Chapter 11 Cases.

94.	“Professional Fee Reserve Amount” means Accrued Professional Compensation through the Effective Date as estimated by the Professionals in accordance with Article IX.D.

95.	“Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

96.

“Reinstated” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim or Interest so as to leave such Claim or Interest Unimpaired, or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim or Interest (other than the Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the Holder.

97.	“Released Party” means each of: (a) the Holders of Senior Subordinated Note Claims that vote in favor of the Second Amended Plan, (b) the DIP Agent, the DIP Arranger, and the DIP Lenders in their capacity as such; (c) the Exit Facility Agent and the Exit Facility Lenders in their capacity as such; (d) the Committee and the members thereof in their capacity as such; (e) the Prepetition Facility Lenders in their capacity as such; (f) with respect to each of the foregoing Entities in clauses (a) through (d), such Entities’ affiliates, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, in each case in their capacity as such, and only if serving in such capacity; and (g) the Debtors’ and the Reorganized Debtors’ officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, in each case in their capacity as such, and only if serving in such capacity; provided, however, that clause (f) shall not include officers, directors, or employees of the Debtors or their Affiliates who were no longer acting in such capacity on or after the Petition Date, or existing or former shareholders of the Debtors who are not otherwise entitled to a release under clause (f).

98.	“Reorganized Debtors” means the Debtors, in each case, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

99.	“Reorganized Constar” means Constar International Inc., as reorganized under and pursuant to the Second Amended Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

100.	“Schedules” means, collectively, the schedules of assets and liabilities, schedules of executory contracts and unexpired leases and statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the Official Bankruptcy Forms in the Reorganization Cases, as may be amended or supplemented through the Confirmation Date pursuant to Bankruptcy Rule 1007.

101.	“Second Amended Disclosure Statement” means the Second Amended Disclosure Statement for the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code, dated February 3, 2009, in form and substance acceptable to the Committee in its reasonable discretion, as amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Second Amended Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

102.	“Second Amended Disclosure Statement Order” means the order of the Bankruptcy Court dated February 3, 2009, approving, among other things, the Second Amended Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Second Amended Plan.

103.	“Second Amended Plan” means this Debtors’ Second Amended Joint Plan of Reorganization, as Further Modified, Pursuant to Chapter 11 of the United States Bankruptcy Code, as amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof, including, without limitation, the First Amended Plan Supplement, which is incorporated herein by reference, in form and substance acceptable to the Committee in its reasonable discretion.

104.	“Second Amended Plan Supplement” means the Second Amended Plan Supplement filed by the Debtors on April , 2009 [Docket No. ].

105.	“Section 510(b) Claim” means any currently existing or potential Claim against Constar arising from rescission of a purchase or sale of a security of Constar or an affiliate of Constar, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim, and any related reimbursement or contribution claims, including, without limitation, any Claim arising out of that certain class consolidated securities class action lawsuit filed in the United States District Court for the Eastern District of Pennsylvania, In re Constar International Inc. Securities Litigation (Master File No. 03-CV-05020), and any reimbursement or contribution claims arising from such lawsuit.

106.	“Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) Allowed pursuant to the Second Amended Plan as a Secured Claim.

107.	“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as now in effect and hereafter amended.

108.	“Security” means a security as defined in section 2(a)(1) of the Securities Act.

109.	“Senior Secured FRNs” means those certain floating rate notes due 2012, issued pursuant to the Senior Secured FRN Indenture.

110.	“Senior Secured FRN Claim” means any Claim against any Debtor arising under the Senior Secured FRN Indenture, other than a Section 510(b) Claim.

111.	“Senior Secured FRN Indenture” means that certain floating rate indenture, dated as of February 11, 2005, between Constar and the Bank of New York, as trustee, pursuant to which the Senior Secured FRNs were issued.

112.	“Senior Subordinated Note” means those certain 11% senior subordinated notes due 2012, issued by Constar, pursuant to the Senior Subordinated Notes Indenture.

113.	“Senior Subordinated Note Claim” means any Claim against any Debtor arising under or in connection with the Senior Subordinated Notes, other than a Section 510(b) Claim.

114.	“Senior Subordinated Note Indenture” means that certain indenture, dated November 20, 2002, between Constar, the Note Guarantors party thereto, and Wells Fargo Minnesota, N.A., as trustee, pursuant to which the Senior Subordinated Notes were issued.

115.	“Senior Subordinated Note Trustee” means U.S. Bank, N.A., as the indenture trustee under the Senior Subordinated Note Indenture.

116.	“SERP” means the Supplemental Executive Retirement Second Amended Plan maintained by Constar as of the Petition Date.

117.	“Supporting Noteholders” means beneficial owners of Senior Subordinated Note Claims that hold or beneficially own, in aggregate, more than 50 percent in aggregate principal amount of such claims.

118.	“Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

119.	“Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

B.	Rules of Interpretation

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words “herein,” “hereof,” and “hereto” refer to the Second Amended Plan in its entirety rather than to a particular portion of the Second Amended Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.	Computation of Time

In computing any period of time prescribed or allowed by the Second Amended Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Second Amended Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Second Amended Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures

All references in the Second Amended Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Second Amended Plan to the contrary, references in the Second Amended Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

ARTICLE II

ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

A.	DIP Facility Claims

Subject to the terms of the DIP Facility, on the Effective Date: the DIP Facility shall, at the option of the Debtors, either be repaid in Cash in full or converted into the Exit Facility. The

DIP Facility Claim shall be deemed Allowed in the amount provided under the DIP Credit Agreement. Unless the Conversion Date under the DIP Facility occurs, on the Effective Date all Loans (as defined in the DIP Credit Agreement) and other required payments, including, without limitation, all interest, fees, costs, and expenses due and owing under the DIP Facility, shall be paid in Cash in full, and the Debtors shall deposit in an account designated by the Exit Facility Agent cash in an amount equal to 105% of the face amount of all outstanding letters of credit.

B.	Administrative Claims

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Administrative Claim, each Holder of such Allowed Administrative Claim shall be paid in full in Cash the unpaid portion of such Allowed Administrative Claim on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon as thereafter is practicable; provided, however, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtors shall be paid in full and performed by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions or, in the case of Allowed Administrative Claims arising in the ordinary course that represent tax obligations, in accordance with applicable tax law. The reasonable fees and expenses of the Senior Secured FRN Indenture Trustee and of the Senior Subordinated Note Trustee, shall be Allowed Administrative Claims and shall be paid without the need for the filing of a proof of Claim and without the need for further Bankruptcy Court approval.

C.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be paid in full in Cash pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

All Claims and Interests, except DIP Facility Claims, Administrative Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Second Amended Plan only to the extent that such Claim or Interest is an Allowed Claim or

Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

1.	Class Identification

The classification of Claims and Interests against the Debtors pursuant to the Second Amended Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

2	Senior Secured FRN Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

3	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

4	Senior Subordinated Note Claims	Impaired	Entitled to Vote

5	Other General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

6	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

7	Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

Pursuant to section 1122 of the Bankruptcy Code, the Second Amended Plan contains separate sub-classifications for non-consolidated Classes of Claims and Interests, which Classes of Claims and Interests will be treated as against each individual Debtor for voting and distribution purposes. Each Class of Claims and Interests shall be divided into subclasses; one for each of the Debtors, as set forth below.

•	CII—Constar International Inc.

•	BFF—BFF, Inc.

•	DTI—DT, Inc.

•	CI—Constar, Inc.

•	CFH—Constar Foreign Holdings, Inc.

•	CUK—Constar International U.K. Limited.

For example, Class 1—”Other Priority Claims” is divided into six sub-classes for voting purposes: Sub-Class 1-CII, Sub-Class 1-BFF, through Sub-Class 1-CUK. Sub-Class 1-CII includes Other Priority Claims asserted against Constar International Inc., Class 1-BFF includes Other Priority Claims asserted against BFF, Inc., and so on. In some situations a particular Debtor may not have any claims asserted against it in a particular Sub-Class.

B.	Treatment of Claims and Interests

To the extent a Class contains Allowed Claims or Allowed Interests with respect to a particular Debtor, the treatment provided to each Class for distribution purposes is specified below:

1.	Class 1—Other Priority Claims

(a)	Classification: Class 1 consists of all Other Priority Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each Holder of such Allowed Other Priority Claim shall be paid in full in Cash.

(c)	Voting: Class 1 is Unimpaired by the Second Amended Plan. Each Holder of a Class 1 Other Priority Claim is conclusively presumed to have accepted the Second Amended Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1—Other Priority Claims are not entitled to vote to accept or reject the Second Amended Plan.

2.	Class 2—Senior Secured FRN Claims

(a)	Classification: Class 2 consists of all Senior Secured FRN Claims. For purposes of the Second Amended Plan, all Senior Secured FRN Claims shall be Allowed in full.

(b)	Treatment: The Senior Secured FRNs shall be deaccelerated and Reinstated in full as of the date immediately prior to the Petition Date.

(c)	Voting: Class 2 is Unimpaired by the Second Amended Plan. Each Holder of a Class 2—Senior Secured FRN Claim is conclusively presumed to have accepted the Second Amended Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2—Senior Secured FRN Claims are not entitled to vote to accept or reject the Second Amended Plan.

3.	Class 3—Other Secured Claims

(a)	Classification: Class 3 consists of all Other Secured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each Holder of such Allowed Other Secured Claims shall receive one of the following treatments, in the sole discretion of the Debtors or the Reorganized Debtors, as applicable: (i) the

Debtors or the Reorganized Debtors shall pay such Allowed Other Secured Claim in full in Cash; (ii) the Debtors or the Reorganized Debtors shall deliver the collateral securing any such Allowed Other Secured Claim and pay any interest required to be paid under section 506(b) of the Bankruptcy Code; (iii) the Debtors or the Reorganized Debtors shall Reinstate any Allowed Other Secured Claim in full; or (iv) the Debtors or the Reorganized Debtors shall otherwise treat such Allowed Other Secured Claim in any other manner such that the Allowed Other Secured Claim shall be rendered Unimpaired.

(c)	Voting: Class 3 is Unimpaired by the Second Amended Plan. Each Holder of a Class 3—Other Secured Claim is conclusively presumed to have accepted the Second Amended Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 3—Other Secured Claims are not entitled to vote to accept or reject the Second Amended Plan.

4.	Class 4—Senior Subordinated Note Claims

(a)	Classification: All Class 4—Senior Subordinated Note Claims shall be Allowed in full.

(b)	Treatment: In full and final satisfaction, settlement, release, and discharge of and in exchange for the Senior Subordinated Notes, on the Effective Date each Holder of such Senior Subordinated Note Claims shall receive his Pro Rata portion of the Distribution Shares. Upon the Effective Date, Holders of the Senior Subordinated Notes shall receive 100% of the New Equity subject to any dilution arising from the Management Incentive Plan, and the Reorganized Debtors shall pay in cash in full all reasonable fees and expenses of the Senior Subordinated Note Trustee.

(c)	Voting: Class 4 is Impaired under the Second Amended Plan and Holders of Class 4 Claims are entitled to vote to accept or reject the Second Amended Plan.

5.	Class 5—Other General Unsecured Claims

(a)	Classification: Class 5 consists of all Other General Unsecured Claims.

(b)	Treatment: Allowed Other General Unsecured Claims will be paid in full in Cash on the later of (i) the Effective Date of the Second Amended Plan, or (ii) when such unsecured claim becomes Allowed.

(c)	Voting: Class 5 is Unimpaired by the Second Amended Plan. Each Holder of a Class 5—Other General Unsecured Claim is conclusively presumed to have accepted the Second Amended Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 5—Other General Unsecured Claims are not entitled to vote to accept or reject the Second Amended Plan.

6.	Class 6—Section 510(b) Claims

(a)	Classification: Class 6 consists of all Section 510(b) Claims.

(b)	Treatment: On the Effective Date, all Class 6—Section 510(b) Claims shall be extinguished and no distributions shall be made on account of Class 6 Claims. For the avoidance of doubt, any Claim arising out of that certain consolidated securities class action lawsuit filed in the United States District Court for the Eastern District of Pennsylvania, In re Constar International Inc. Securities Litigation (Master File No. 03-CV-05020), and any reimbursement or contribution claims arising from such lawsuit, is considered a Class 6—Section 510(b) Claim.

(c)	Voting: Class 6 is Impaired by the Second Amended Plan. Each Holder of a Class 6—Section 510(b) Claim is conclusively presumed to have rejected the Second Amended Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 6—Section 510(b) Claims are not entitled to vote to accept or reject the Second Amended Plan.

7.	Class 7—Equity Interests

(a)	Classification: Class 7 consists of all Equity Interests.

(b)	Treatment: On the Effective Date, all Equity Interests shall be deemed canceled and extinguished, and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of Class 7—Equity Interests.

(c)	Voting: Class 7 is Impaired by the Second Amended Plan. Each Holder of a Class 7—Equity Interest is conclusively presumed to have rejected the Second Amended Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 7—Equity Interests are not entitled to vote to accept or reject the Second Amended Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Second Amended Plan, nothing under the Second Amended Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.	Acceptance or Rejection of the Second Amended Plan

1.	Voting Classes

Class 4 is Impaired under the Second Amended Plan and is entitled to vote to accept or reject the Second Amended Plan.

2.	Presumed Acceptance of the Second Amended Plan

Classes 1, 2, 3, and 5 are Unimpaired under the Second Amended Plan. The Holders of Claims and Interests in such Classes are conclusively presumed to have accepted the Second Amended Plan and are not entitled to vote to accept or reject the Second Amended Plan.

3.	Presumed Rejection of Second Amended Plan

Classes 6 and 7 are Impaired and shall receive no distribution under the Second Amended Plan. The Holders of Claims and Interests in such Classes are conclusively presumed to have rejected the Second Amended Plan and are not entitled to vote to accept or reject the Second Amended Plan.

E.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE SECOND AMENDED PLAN

A.	Confirmation Without Acceptance by All Impaired Classes

The Second Amended Plan provides that if any Impaired Class rejects the Second Amended Plan, the Debtors reserve the right to seek to confirm the Second Amended Plan utilizing the “cram down” provisions of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Second Amended Plan or is deemed to have rejected the Second Amended Plan, the Debtors will request Confirmation of the Second Amended Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Second Amended Plan or any exhibit or schedule to the Second Amended Plan, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

B.	Exit Facility

The Debtors and the Reorganized Debtors are authorized to execute and deliver all agreements, documents and instruments attached to the Exit Facility required to be executed and delivered in connection with the conversion of the DIP Facility into the Exit Facility or, if the Debtors elect not to convert the DIP Facility, to execute and deliver all agreements, documents and instruments required to be executed and delivered in connection with the Alternative Exit Facility and, in either event, to perform their obligations thereunder including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages or indemnities (and, in the case of the Alternative Exit Facility, the repayment in full and termination of the DIP Credit Facility) without the need for further corporate action and without any further Bankruptcy Court approval. The Exit Facility Documents shall constitute the legal, valid and binding obligations of the Reorganized Debtors parties thereto, enforceable in accordance with their respective terms, the Liens granted to secure the DIP Credit Agreement shall continue to secure all obligations under the Exit Facility Documents (unless otherwise stated in the Exit Facility Documents) and shall not be altered, amended or discharged by confirmation of this Second Amended Plan and shall be, and shall remain, legal, valid, perfected, non-voidable and binding liens on, and security interests in, all property and assets of the Reorganized Debtors having the priority granted to them under the Second Amended Plan or the orders approving the DIP Credit Agreement, and no obligation, payment, transfer or grant of security under the Exit Facility Documents shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff or counterclaim.

The Debtors and the Reorganized Debtors, as applicable, and the other persons granting any liens and security interests to secure the obligations under the Exit Facility Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence perfection of such liens and security interests under the provisions of any applicable federal, state, provincial or other law (whether domestic or foreign) (it being understood that, with respect to the Alternative Exit Facility, perfection shall occur automatically by virtue of the entry of the Confirmation Order, and with respect to an Exit Facility that occurs upon the Conversion Date, perfection occurred automatically upon entry of the Interim DIP Order, and any such filings, recordings, approvals and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.

The Bank of New York, London Branch, as security trustee for the secured parties under the Senior Secured FRN Indenture, and The Bank of New York, as indenture trustee under the Senior Secured FRN Indenture (collectively, the “Secured FRN Security Representatives”), are authorized and, if requested by the Debtors, directed to execute and deliver an agreement identical to that certain Access, Use and Intercreditor Agreement, by and among the Secured FRN Security Representatives, Citicorp USA, Inc., Constar and various affiliates, dated February 11, 2005, in favor of the lenders providing the Exit Facility (subject to changing names of parties, documents and addresses, as appropriate).

C.	Issuance of New Equity

On the Effective Date or as soon as reasonably practicable thereafter, Reorganized Constar shall (a) authorize 75 million shares of New Equity; and (b) issue up to 2 million shares of Distribution Shares, which shall be free and clear of all liens, claims or encumbrances of any kind or nature, for distribution to Holders of Class 4 Claims. The amount of New Equity authorized in subsection (a) above shall include reserves for the number of shares of New Equity necessary to satisfy the required distributions or issuances of shares and options to be granted under the Management Incentive Plan. The issuance of the New Equity, including the Distribution Shares and the shares of the New Equity, options, or other equity awards, if any, reserved for the Management Incentive Plan, by Reorganized Constar is authorized without the need for any further corporate action or without any further action by a Holder of Claims or Interests. The New Equity issued under this Second Amended Plan shall be subject to dilution based upon (a) the issuance of New Equity pursuant to the Management Incentive Plan as defined herein and (b) any other shares of New Equity issued after the consummation of the Second Amended Plan.

All of the shares of New Equity issued pursuant to the Second Amended Plan shall be duly authorized, validly issued and, if applicable, fully paid and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

The new charter of Reorganized Constar shall provide that no holder of New Equity can acquire more than 34.9% of the New Equity if such acquisition shall constitute a change of control under the Senior Secured FRN Indenture.

D.	Section 1145 Exemption

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the offering, issuance, and distribution of any Securities contemplated by the Second Amended Plan and any and all settlement agreements incorporated herein, including the New Equity, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code, any Securities contemplated by the Second Amended Plan and any and all settlement agreements incorporated therein, including the New Equity, will be freely tradable by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (2) the restrictions, if any, on the transferability of such Securities and instruments; and (3) applicable regulatory approval.

E.	Listing of New Equity

The Reorganized Debtors shall, on or as soon as reasonably practicable after the Effective Date, use commercially reasonable efforts to list the New Equity on a national securities exchange. The Reorganized Debtors shall apply for termination of registration of the Old Common Stock under the Exchange Act as soon as reasonably practicable after the Effective Date.

F.	Corporate Existence

Except as otherwise provided in the Second Amended Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Second Amended Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Second Amended Plan and require no further action or approval.

G.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Second Amended Plan or any agreement, instrument, or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Second Amended Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens, if any, granted to secure (a) the Exit Facility and Claims pursuant to the DIP Facility that by their terms survive termination of the DIP Facility and (b) the Senior Secured FRN Indenture). On and after the Effective Date, except as otherwise provided in the Second Amended Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.	Cancellation of Securities and Agreements

On the Effective Date, the Old Equity Interests shall be deemed, and shall be, cancelled and shall be of no further force and effect, whether surrendered for cancellation or otherwise. Similarly, on the Effective Date, except as otherwise specifically provided for in the Second Amended Plan (e.g., with respect to the Senior Secured FRNs in Article III hereof or with respect to assumed executory contracts and unexpired leases in Article V hereof or with respect to the DIP Facility): (1) the obligations of the Debtors under the Prepetition Credit Agreement, the Senior Subordinated Note Indenture and any other Certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest, including, without limitation, Old Equity Interests, shall be canceled solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, Old Equity Interests, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim or Intercompany Interest shall continue in effect solely for purposes of allowing Holders to receive distributions under the Second Amended Plan; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Intercompany Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Second Amended Plan, or result in any expense or liability to the Reorganized Debtors.

I.	Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Second Amended Plan, including: (1) the execution and delivery of appropriate agreements or other documents of consolidation or reorganization containing terms that are consistent with the terms of the Second Amended Plan and that satisfy the requirements of applicable law, which such agreements or documents shall be acceptable to the Committee in its reasonable discretion; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Second Amended Plan, which such instruments shall be acceptable to the Committee in its reasonable discretion; (3) the filing of appropriate certificates of incorporation or consolidation with the appropriate governmental authorities pursuant to applicable law, which such certificates shall be acceptable to the Committee in its reasonable discretion; and (4) all other actions that the Reorganized Debtors determine are necessary or appropriate, subject to the consent of the Committee in its reasonable discretion.

J.	Corporate Action

On the Effective Date, all matters provided for under the Second Amended Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or Reorganized Debtors, including, without limitation, the authorization to issue or cause to be issued the New Equity, the effectiveness of the New Organizational Documents, the election or appointment, as the case may be, of directors and officers of the Reorganized Debtors pursuant to the Amended Plan Supplement and the authorization and approval of the New Employee Agreements, shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated, without any requirement of further action by any stockholder or directors of the Debtors or Reorganized Debtors; provided, however, that the members of the New Board of Constar shall be approved by the members of the Existing Board as and to the extent provided in Article IV.K.2 herein. On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors shall, if required, filed their amended certificates of incorporation with the Secretary of State of the state in which each such entity is (or will be) organized, in accordance with the applicable general business laws of each such jurisdiction.

K.	Certificate of Incorporation and Bylaws

1.	New Organizational Documents

Each of the Reorganized Debtors shall be deemed to have adopted its respective New Organizational Documents effective as of the Effective Date. On the Effective Date, or as soon thereafter as practicable, the Reorganized Debtors shall file their New Organizational

Documents, as required or deemed appropriate, with the appropriate entities in their respective jurisdictions of incorporation or establishment. The New Organizational Documents, to the extent applicable, shall prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code.

2.	Boards of Directors

The members of the New Board of each of the Debtors shall be as set forth in the Amended Plan Supplement or as otherwise determined by the Debtors with the approval of the Supporting Noteholders and the Committee in their sole discretion; provided, however, that the New Board of Constar shall be approved by the Existing Board of Constar (including a majority of such members who were, for at least two years, members of the Board of Directors of Constar, together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Constar was approved by a vote of a majority of the directors of Constar then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved).

3.	Responsibility of New Boards

On the Effective Date, the operation of the Reorganized Debtors shall become the general responsibility of its New Board, subject to, and in accordance with, its New Organizational Documents. The initial members of the New Boards of the Reorganized Debtors, together with biographical information, shall be set forth in the Amended Plan Supplement.

4.	New Employee Agreements

On the Effective Date, Reorganized Constar shall either enter into the New Employee Agreements or amend an Old Employment Agreement, which, in either case, shall be in form and substance acceptable to the Supporting Noteholders and the Committee in their sole discretion.

L.	Effectuating Documents; Further Transactions

On and after the Effective Date, the members of the boards of directors thereof, are authorized to and may direct an officer to, issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Second Amended Plan and the Securities issued pursuant to the Second Amended Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Second Amended Plan.

M.	Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Second Amended Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Second Amended Plan, including, without limitation, the New Equity, the Exit Facility, any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Second Amended Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, FERC filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

N.	Employee and Retiree Benefits

On and after the Effective Date, the Reorganized Debtors may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans, in each case to the extent disclosed in the Second Amended Disclosure Statement for, among other things, compensation, health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity at any time; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date; provided, however, that (a) the Debtors’ or Reorganized Debtors’ performance of any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan, and (b) the transactions contemplated under the Second Amended Plan shall be deemed not to constitute a change of control for purposes of any of the foregoing. Nothing in the Second Amended Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Notwithstanding anything to the contrary herein, upon the Effective Date, the Annual Incentive and Management Stock Purchase Plan, the Constar International Inc. 2007 Stock-Based Incentive Compensation Plan and the Constar International Inc. 2002 Stock-Based Incentive Compensation Plan, and any and all related agreements, documents or instruments shall be terminated.

Constar established and maintained a pension plan for certain of its employees known as the Constar International, Inc., Pension Plan. The pension plan is now known as the Constar, Inc., Pension Plan (“Pension Plan”) and is sponsored and maintained by Constar, Inc., a subsidiary of Constar. The Pension Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) (29 U.S.C. section 1301 et seq.).

The Pension Benefit Guaranty Corporation (“PBGC”), a United States Government corporation, guarantees the payment of certain pension benefits upon termination of a pension plan covered by Title IV of ERISA.

Under the Second Amended Plan, the Pension Plan will not be terminated, and the reorganized Constar, Inc. will assume and continue to maintain the Pension Plan. The reorganized Constar, Inc. and all members of its controlled group are obligated to contribute to the Pension Plan the amount necessary to satisfy the minimum funding standards under sections 302 and 303 of ERISA, 29 U.S.C. §§ 1082 and 1083, and sections 412 and 430 of the Internal Revenue Code, 26 U.S.C. §§ 412 and 430. The Pension Plan may be terminated only if the statutory requirements of either ERISA section 4041, 29 U.S.C. § 1341, or ERISA section 4042, 29 U.S.C. § 1342, are met. If the Pension Plan terminates, the reorganized Constar, Inc. and all members of its controlled group are jointly and severally liable for the unpaid minimum funding contributions, statutory premiums, and unfunded benefit liabilities of the Pension Plan. See ERISA sections 4062(a), 4007; 29 U.S.C. §§ 1362(a), 1307.

Nothing in the Second Amended Plan will be construed as discharging, releasing, or relieving Constar, Inc., or its successor, including the reorganized Constar, Inc., or any party, in any capacity, from any liability for the minimum funding requirements or statutory premiums under ERISA or the Internal Revenue Code with respect to the Pension Plan or the PBGC. The PBGC and Pension Plan will not be enjoined or precluded from seeking to enforce such liability as a result of any provision of the Second Amended Plan or the Confirmation Order.

O.	D&O Tail Coverage Policies

On the Effective Date, the Debtors shall assume the D&O Liability Insurance Policies, which provide tail coverage to the Debtors’ officers and directors. In addition, as of the Effective Date, the Debtors shall either assume such other directors and officers liability insurance policies (if procured prior thereto), or enter into such other new directors and officers liability policies as the Debtors shall determine, in each case as acceptable to the Committee in its reasonable discretion. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of insurance policies. Notwithstanding anything to the contrary contained herein, Confirmation of the Second Amended Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the assumption of the D&O Liability Insurance Policies, and each such indemnity obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Second Amended Plan as to which no Proof of Claim need be Filed.

P.	Sources of Consideration for Second Amended Plan Distributions

All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant hereto shall be obtained from the Exit Facility, the issuance of the New Equity or other Cash from the Debtors, including Cash from operations.

Q.	Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Amended Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Second Amended Plan, the Amended Plan Supplement or the Second Amended Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them. The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Second Amended Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Second Amended Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, as the case may be. The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. Notwithstanding any other provisions herein, the Reorganized Debtors shall not retain any actions arising under section 547 of the Bankruptcy Code.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Second Amended Plan, or by prior order of the Bankruptcy Court, each Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease to which it is a party, unless such contract or lease as of the Effective Date: (1) was assumed or rejected previously by the Debtors pursuant to an order of the Bankruptcy court entered prior to the Effective Date; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Confirmation Date; or (4) is set forth in a schedule, as an Executory Contract or Unexpired Lease to be rejected, filed as part of the Amended Plan Supplement; provided, however, that the

Debtors reserve the right on or prior to the Confirmation Date, to amend such schedules to delete any Executory Contract or Unexpired Lease therefrom or add any Executory Contract or Unexpired Lease thereto, in which event such Executory Contract(s) or Unexpired Lease(s) shall be deemed to be, respectively, either rejected or assumed as of the Effective Date. The Debtors shall provide notice of any such amendments to the parties to the Executory Contracts and Unexpired Leases affected thereby. Notwithstanding the foregoing, to the extent not previously rejected by the Debtors, each Executory Contract and Unexpired Lease between a Debtor and a Holder of a Class 5 Other General Unsecured Claim, if any, shall be assumed as of the Effective Date.

Notwithstanding the foregoing paragraph, after the Effective Date, the Reorganized Debtors shall have the right to terminate, amend, or modify any intercompany contracts, leases, or other agreements without approval of the Bankruptcy Court.

Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (a) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the Executory Contracts and Unexpired Leases assumed pursuant to the Second Amended Plan, (b) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assign or reject the Executory Contracts and Unexpired Leases through the date of entry of the Confirmation Order, and (c) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the Executory Contracts and Unexpired Leases rejected pursuant to the Amended Plan Supplement.

B.	Payments Related to Assumption of Executory Contracts and Unexpired Leases

With respect to any Executory Contract or Unexpired Lease, to be assumed pursuant to the Plan, all Cure Claims will be satisfied by payment of the Cure Claims in Cash on the Effective Date or as soon as reasonably practicable thereafter as set forth in the Plan or on such other terms as the parties to each such Executory Contract or Unexpired Lease may otherwise agree without any further notice to or action, order or approval of the Bankruptcy Court. With respect to each such Executory Contract and Unexpired Lease listed on the schedule of “Assumed Executory Contracts and Unexpired Leases” in the Amended Plan Supplement, the Debtors will have designated a proposed amount of the Cure Claim, and the assumption of such Executory Contract and Unexpired Lease may be conditioned upon the disposition of all issues with respect to such Cure Claim.

Requests for payment of Cure Claims with respect to any Executory Contract or Unexpired Lease to be assumed pursuant to the Plan in an amount different than specified on the Amended Plan Supplement must be Filed and served on the Debtors no later than 10 days after the filing of the relevant plan supplement. Holders of Cure Claims with respect to any Executory Contract or Unexpired Lease that do not File and serve such a request by such date will be forever barred, estopped and enjoined from asserting such Cure Claims against the Debtors, the Reorganized Debtors or their respective property, and such Cure Claims will be deemed discharged as of the Effective Date.

With respect to any Executory Contract or Unexpired Lease, in the event of a dispute regarding: (1) the amount of any Allowed Cure Claim; (2) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, however, that the Debtors or the Reorganized Debtors may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Second Amended Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

D.	Insurance Policies

Notwithstanding anything contained in the Second Amended Plan to the contrary, unless specifically rejected by order of the Bankruptcy Court, all of the Debtors’ insurance policies and any agreements, documents or instruments relating thereto, are continued pursuant to the Confirmation Order. Nothing contained in this Section shall constitute or be deemed a waiver of any cause of action that the Debtors may hold against any entity, including, without limitation, the insurer, under any of the Debtors’ policies of insurance.

E.	Intercompany Contracts, Contracts, and Leases Entered Into After the Petition Date

Intercompany Contracts, contracts, and leases entered into after the Petition Date by any Debtor, and any Executory Contracts and Unexpired Leases assumed by any Debtor, may be performed by the applicable Reorganized Debtor in the ordinary course of business.

F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Second Amended Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Second Amended Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

G.	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Amended Plan Supplement, nor anything contained in the Second Amended Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Second Amended Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Second Amended Plan provides for Allowed Claims in the applicable Class. In the event that any payment or act under the Second Amended Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Disbursing Agent: Distribution Bar Date

All distributions under the Second Amended Plan shall be made by the Reorganized Debtors as Disbursing Agent or such other Entity designated by the Reorganized Debtors as a Disbursing Agent on the Effective Date. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

Notwithstanding the foregoing paragraph, distributions of New Equity to the Holders of Senior Subordinated Note Claims shall be made by the Reorganized Debtors to the Senior Subordinated Note Trustee (or to The Depository Trust Company (“DTC”) or such other Entity as the Senior Subordinated Note Trustee shall designate) for the Pro Rata benefit of the Holders of Senior Subordinated Note Claims, and the Senior Subordinated Note Trustee (or DTC or such other Entity as the Senior Subordinated Note Trustee shall designate) shall in turn make distributions to the Holders of the Senior Subordinated Note Claims. All distributions by the Senior Subordinated Trustee shall be at the discretion of the Reorganized Debtors, and the Senior Subordinated Note Trustee shall not have any liability to any person or Entity for distributions made by it under the Second Amended Plan.

The Disbursing Agent and any other party responsible for making distributions (other than distributions on account of Class 4—Senior Subordinated Note Claims) shall recognize only those Holders of Claims listed on the Debtors’ claims register as of the close of business on the Distribution Record Date (as defined by Court order). If a Claim, other than a Class 4—Senior Subordinated Note Claim is transferred 20 or fewer days before the Distribution Record Date, the Disbursing Agent will make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

C.	Rights and Powers of Disbursing Agent

1.	Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Second Amended Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Second Amended Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

D.	Distributions on Account of Claims Allowed After the Effective Date

1.	Payments and Distributions on Disputed Claims

Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

2.	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Second Amended Plan and except as otherwise agreed to by the relevant parties: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order and the Disputed Claims have been Allowed.

E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions in General

Except as otherwise provided herein and subject to Bankruptcy Rule 9010, the Reorganized Debtors shall make distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the Debtors’ books and records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; and provided further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

2.	Minimum Distributions

The Reorganized Debtors shall not be required to make partial distributions or payments of fractions of shares of New Equity. When any distribution pursuant to the Second Amended Plan on account of the Senior Subordinated Note Claims would otherwise result in the issuance of a number of shares of New Equity that is not a whole number, the actual distribution of shares of New Equity shall be rounded as follows: (a) fractions of one-half or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Equity to be distributed to Holders of Senior Subordinated Note Claims shall be adjusted as necessary to account for the foregoing rounding.

3.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

F.	Compliance with Tax Requirements/Allocations

In connection with the Second Amended Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Second Amended Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Second Amended Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Second Amended Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens and encumbrances.

Other than distributions on account of the Senior Secured FRNs (which shall be allocated in accordance with the terms of the Senior Secured FRN Indenture), distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

G.	Setoffs

Except as otherwise expressly provided for in the Second Amended Plan, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim or Interest, may setoff against any Allowed Claim (other than a DIP Facility Claim) or Interest and the distributions to be made pursuant to the Second Amended Plan on account of such Allowed Claim or Interest (before any distribution is made on account of such Allowed Claim or Interest), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim or Interest, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Second Amended Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Second Amended Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims or Interests be entitled to setoff any Claim or Interest against any Claim, right, or Cause of Action of the Debtor or Reorganized Debtor, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the

Confirmation Date, and notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

H.	Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

I.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Second Amended Plan exceeds the amount of such Claim as of the date of any such distribution under the Second Amended Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties

No distributions under the Second Amended Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtor’s insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Second Amended Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Second Amended Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

J.	Surrender of Canceled Instruments or Securities

As a condition precedent to receiving any distribution on account of its Allowed Claim, each record Holder of a Class 4—Senior Subordinated Note Claim shall be deemed to have surrendered the certificates or other documentation underlying each such Claim, and all such surrendered certificates and other documentations shall be deemed to be canceled pursuant to Article IV.H hereto, except to the extent otherwise provided herein. The Senior Subordinated Note Trustee and/or the Debtors may (but shall not be required to) request that registered Holders of the Senior Subordinated Notes surrender their notes for cancellation.

ARTICLE VII

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Prosecution of Objections to Claims

The Debtors or the Reorganized Debtors, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under the Second Amended Plan. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court. The Debtors also reserve the right to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

B.	Procedures Regarding Disputed Claims

Except as otherwise provided in the Second Amended Plan or by other order of the Bankruptcy Court, Holders of Claims shall be required to File proofs of claim by the bar date established by the Debtors’ Motion for an Order Establishing Bar Dates for Filing Proofs of Claim and Approving Form, Manner, and Sufficiency of Notice Thereof (the “Bar Date”). After the Bar Date, the Debtors and the Reorganized Debtors, as applicable, will review all the Claims, and reserve the right to object to any Claim that is entitled, or deemed to be entitled, to a distribution under the Second Amended Plan or is rendered Unimpaired under the Second Amended Plan. All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise, settle, withdraw, or resolve by any other method approved by the Bankruptcy Court any objections to Claims.

Any Debtor or Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any mechanism approved by the Bankruptcy Court.

C.	Allowance of Claims and Interests

Except as expressly provided herein or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Bankruptcy Code, under the Second Amended Plan, or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code. Except as expressly provided in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after Confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim as of the Petition Date. All Claims of any Entity that owes money to the Debtors shall be disallowed unless and until such Entity pays, in full, the amount it owes the Debtors.

D.	No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Second Amended Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

E.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Second Amended Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Second Amended Plan as of the Effective Date, without any interest to be paid on account of such Claim.

F.	Controversy Concerning Impairment

If a controversy arises as to whether any Claim, or a Class of Claims, are Impaired Classes under the Second Amended Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy before the Effective Date.

ARTICLE VIII

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Second Amended Plan (including, that the Debtors’ obligations under (a) the DIP Facility, (b) the Senior Secured FRN Indenture and (c) the Executory Contracts and Unexpired Leases that are assumed pursuant to Article V of the Second Amended Plan (other than Cure Claims determined and paid pursuant to Article V) are not discharged), the distributions, rights, and treatment that are provided in the Second Amended Plan shall terminate all Old Equity Interests and be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Second Amended Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Second Amended Plan. Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring. Nothing in this paragraph shall impair the police or regulatory powers of the United States of America or any Governmental Unit thereof. The actions of the Securities and Exchange Commission that (1) are non-pecuniary, (2) do not relate to collection of a Claim, or (3) do not pursue injunctions that could be reduced to a monetary Claim, are not discharged under this Article VIII.A.

B.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Second Amended Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, and including, but not limited to, the Section 510(b) Claims, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

C.	Compromise and Settlement of Claims and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Second Amended Plan, the provisions of the Second Amended Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such an Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Second Amended Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

D.	Binding Effect

Subject to Article X.B and notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, on and after the Confirmation Date but subject to the occurrence of the Effective Date, the terms of the Second Amended Plan and the Amended Plan Supplement shall be immediately effective and enforceable and bind the Debtors, the Reorganized Debtors, and any and all Holders of a Claim against, or Old Equity Interest in, the Debtors and such Holder’s respective successors and assigns, whether or not the Claim or Interests, including Old Equity Interest, of such Holder is impaired under the Second Amended Plan, whether or not such Holder has accepted the Second Amended Plan and whether or not such Holder is entitled to a distribution under the Second Amended Plan, and all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Second Amended Plan, each Entity acquiring property under the Second Amended Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

E.	Discharge

Upon the Effective Date, in consideration of the distributions to be made under the Second Amended Plan and except as otherwise expressly provided in the Second Amended Plan (including, (a) if there is no Conversion Date, that any of the Debtors’ obligations under the DIP Facility that are not paid in cash in full on or prior to the Effective Date as required under the Second Amended Plan are not discharged, (b) that any of the Debtors’ obligations under the Senior Secured FRN Indenture are not discharged and (c) that any of the Debtors’ obligations under the Executory Contracts and Unexpired Leases that are assumed pursuant to Article V of the Second Amended Plan (other than Cure Claims determined and paid pursuant to Article V) are not discharged), each holder (as well as any trustees and agents on behalf of each Holder) of a Claim or Interest, including Old Equity Interests, and any Affiliate of such Holder shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Old Equity Interests, rights and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such person shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Old Equity Interest in the Debtors.

F.	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Second Amended Plan or the Amended Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Second Amended Plan, effective as of the Confirmation Date but subject to the occurrence of the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Second Amended Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Second Amended Plan and Second Amended Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct (including fraud) or gross negligence.

G.	Exculpation

Except as otherwise specifically provided in the Second Amended Plan or Amended Plan Supplement, as of the Effective Date, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Claim, obligation, Cause of Action, or liability for any Exculpated Claim, except for gross negligence or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Second Amended Plan. The Debtors and the Reorganized Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors, and attorneys) have, and upon Confirmation of the Second Amended Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions of the Securities pursuant to the Second Amended Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Second Amended Plan or such distributions made pursuant to the Second Amended Plan. Nothing in this paragraph shall impair the police or regulatory powers of the United States of America or any Governmental Unit thereof. Nothing in this paragraph shall apply in any action brought by the Securities and Exchange Commission in exercise of its police and regulatory powers.

H.	Releases by Holders of Claims and Interests

Except as otherwise specifically provided in the Second Amended Plan or Amended Plan Supplement, effective as of the Confirmation Date but subject to the occurrence of the Effective Date, and in consideration of the services of the Debtors and the Released Parties, Holders of Claims and Interests voting to accept the Second Amended Plan (which by definition, does not include Holders of Claims and Interests who (i) vote to reject the Second Amended Plan, (ii) are not entitled to vote to accept or reject the Second Amended Plan, or (iii) abstain (do not vote to accept or reject the Second Amended Plan)), shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Debtors’ Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Second Amended Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Second Amended Plan and Second Amended Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct (including fraud) or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any obligations of any party under the Second Amended Plan or any document, instrument, or agreement (including those set forth in the Amended Plan Supplement) executed to implement the Second Amended Plan.

I.	Injunction

Except as otherwise expressly provided in the Second Amended Plan or for obligations issued pursuant to the Second Amended Plan, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Article VIII.D or Article VIII.F, discharged pursuant to Article VIII.A, or are subject to exculpation pursuant to Article VIII.E are permanently enjoined, from and after the Effective Date, from taking any of the following actions against the Debtors or the Reorganized Debtors: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Second Amended Plan. Nothing in the Second Amended Plan or Confirmation Order shall preclude any Entity from pursuing an action against one or more of the Debtors in a nominal capacity to recover insurance proceeds so long as the Debtors or Reorganized Debtors, as applicable, and any such Entity agree in writing that such Entity will: (1) waive all Claims against the Debtors, the Reorganized Debtors, and the Estates related to such action and (2) enforce any judgment on account of such Claim solely against applicable insurance proceeds, if any.

J.	Terms of Injunction or Stay

Unless otherwise provided in the Confirmation Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, that are in existence on the Confirmation Date shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Second Amended Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

K.	Release of Liens

Except as otherwise provided in the Second Amended Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Second Amended Plan (including, (a) if there is no Conversion Date, that any of the Debtors’ obligations under the DIP Facility that are not paid in cash in full on or prior to the Effective Date as required under the Second Amended Plan are not discharged, and (b) that any of the Debtors’ obligations under the Senior Secured FRN Indenture are not discharged), on the Effective Date and concurrently with the applicable distributions made pursuant to the Second Amended Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

ARTICLE IX

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

A.	Retention of Professionals After the Effective Date

After the Effective Date, no Professional employed pursuant to sections 327, 331, 363 and 1103 of the Bankruptcy Code shall be entitled to any compensation for services rendered after the Effective Date without the express authority of the Reorganized Debtors. Upon the Effective Date, and unless otherwise agreed to by the Reorganized Debtors, the retention of all such Professionals shall be terminated automatically without further order of the Bankruptcy Court, except for the limited purpose of filing any remaining applications for reimbursement of reasonable fees and expenses.

B.	Professional Compensation and Reimbursement Claims

Except as otherwise provided herein, all final requests for payment of Claims of a Professional for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall be Filed no later than thirty (30) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court, and paid in Cash in full under the Second Amended Plan within thirty days after the date on which the order approving such Professional Claims becomes a Final Order.

C.	Payment of Interim Amounts

Except as otherwise provided in the Second Amended Plan and subject to Article IX.A, Professionals shall be paid pursuant to the Interim Compensation Order.

D.	Professional Fee Escrow Account

In accordance with Article IX.D, on the Effective Date, the Reorganized Debtors shall fund the Professional Fee Escrow Account with Cash equal to the aggregate Professional Fee Reserve Amount for all Professionals. The Professional Fee Escrow Account shall be maintained in trust for the Professionals with respect to whom fees or expenses have been held back pursuant to the Interim Compensation Order. Such funds shall not be considered property of the Reorganized Debtors. The remaining amount of Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account when such Claims are Allowed by a Bankruptcy Court order and in accordance with the treatment afforded to Class 1 Claims under the Second Amended Plan. When all Claims of Professionals have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall be paid to the Reorganized Debtors.

E.	Professional Fee Reserve Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, on or before the Effective Date, the Professionals shall estimate their Accrued Professional Compensation prior to and as of the Effective Date and shall deliver such estimate to the Debtors. If a Professional does not provide an estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Professional; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional. The total amount so estimated as of the Effective Date shall comprise the Professional Fee Reserve Amount.

F.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Second Amended Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation and Consummation of the Second Amended Plan incurred by the Reorganized Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE X

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE SECOND AMENDED PLAN

A.	Conditions Precedent to Confirmation

It shall be a condition to Confirmation of the Second Amended Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article X.C hereof:

1.	The Bankruptcy Court or any other court of competent jurisdiction shall not have dismissed or abstained from hearing any of the Chapter 11 Cases.

2.	The Bankruptcy Court shall have entered the Confirmation Order; in form and substance acceptable to the Committee in its reasonable discretion; provided, however, that the Confirmation Order shall include a proposed finding that consummation of the Second Amended Plan and the transactions contemplated therein, including the issuance of the New Equity and the appointment of the New Board, shall not constitute a change of control under the Senior Secured FRN indenture and the terms of such proposed finding shall be in form and substance acceptable to the Committee in its sole discretion on or before 120 days following the Petition Date.

3.	Either (a) the Debtors have determined to convert the DIP Credit Facility into the Exit Facility, and all conditions to such conversion (other than conditions that are not capable of being satisfied until the Effective Date) set forth in the DIP Credit Agreement have been satisfied (or waived by the requisite DIP Lenders under the DIP Credit Agreement in their sole discretion), or (b) the Debtors have entered into the Alternative Exit Facility Credit Agreement and all conditions to the closing of such agreement (other than conditions that are not capable of being satisfied until the Effective Date) set forth therein have been satisfied or waived.

4.	The amount of Allowed Claims in Class 5 against the Debtors and the amount of Disputed Claims in Class 5 against the Debtors that the Debtors estimate in good faith, and as agreed to by the Supporting Noteholders and the Committee in their reasonable discretion, will ultimately be Allowed as of the Confirmation Date, shall not aggregate more than $16 million.

5.	The Amended Plan Supplement, all of the schedules, documents, and exhibits contained therein, and any and all plan-related documents, agreements or instruments shall have been Filed, in form and substance acceptable to the Committee in its reasonable discretion unless otherwise provided herein as to any particular document contained in the Amended Plan Supplement, without prejudice to the Reorganized Debtors’ rights under the Second Amended Plan to alter, amend, or modify certain of the schedules, documents, and exhibits contained in the Amended Plan Supplement.

B.	Conditions Precedent to Consummation

It shall be a condition to Consummation of the Second Amended Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article X.C hereof:

1.	The Old Employee Agreements and the SERP shall have been modified to waive any change of control provisions and the transactions contemplated under the Second Amended Plan shall not be deemed a change of control pursuant to any change of control provisions in any other material agreements of the Debtors and/or its Affiliates, and any amendments or modifications to any of the foregoing plans or agreements shall be in form and substance acceptable to the Supporting Noteholders and the Committee in their sole discretion.

2.	The Confirmation Order shall have been entered in a form and in substance acceptable to the Committee in its reasonable discretion; provided, however, that the Confirmation Order shall include a proposed finding that consummation of the Second Amended Plan and the transactions contemplated therein, including the issuance of the New Equity and the appointment of the New Board, shall not constitute a change of control under the Senior Secured FRN indenture and the terms of such proposed finding shall be in form and substance acceptable to the Committee in its sole discretion.

3.	The Confirmation Order shall provide that the transactions contemplated under the Second Amended Plan shall not be deemed a change of control pursuant to any change of control provisions in the Senior Secured FRN Indenture.

4.	Funding pursuant to the Exit Facility shall have occurred or shall occur simultaneously with Consummation and, in the event there is not a Conversion Date, the DIP Credit Facility shall have been repaid in full and terminated.

5.	In the event that there have been any changes to the Amended Plan Supplement after the Confirmation Date, such changes shall have been Filed in form and substance acceptable to the Supporting Noteholders and the Committee in their sole discretion without prejudice to the Reorganized Debtors’ rights under the Second Amended Plan to alter, amend, or modify certain of the schedules, documents, and exhibits contained in the Amended Plan Supplement.

6.	The Effective Date shall have occurred on or before the date that is 20 days from the date upon which the order is entered confirming the Second Amended Plan.

7.	All actions, documents, certificates, and agreements necessary to implement this Second Amended Plan shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable governmental units in accordance with applicable laws.

C.	Waiver of Conditions

The conditions to Confirmation of the Second Amended Plan and to Consummation of the Second Amended Plan set forth in this Article X may be waived only by consent of the Debtors and the prior written consent of the Supporting Noteholders and the Committee, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Second Amended Plan.

D.	Effective Date

The Effective Date shall be no earlier than the first Business Day upon which all of the conditions specified in Article X.B hereof have been satisfied or waived. Notwithstanding the foregoing and any other provision of the Second Amended Plan to the contrary, (1) the Debtors, with the prior written consent of the DIP Agent, the Supporting Noteholders and the Committee, may defer the occurrence of the Effective Date for a period of no more than sixty (60) days beyond the date specified in the preceding sentence in their discretion and (2) any distribution of Cash, New Equity, or other consideration required to be made in the Effective Date shall be made on such date, or on such later date as soon as reasonably practicable thereafter that is no more than ten Business Days after the Effective Date.

E.	Effect of Non-Occurrence of Conditions to Consummation

Any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other action. In the event that one or more conditions specified in

Article X.B have not occurred or otherwise been waived pursuant to Article X.C of the Second Amended Plan, (a) the Confirmation Order shall be vacated, (b) the Debtors and all Holders of Claims and Interests, including any Old Equity Interests, shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (c) the Debtors’ obligations with respect to Claims and Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceeding involving the Debtors, and nothing contained herein shall constitute an admission of the Debtors with respect to the Allowance of any Claims.

ARTICLE XI

MODIFICATION, REVOCATION, OR WITHDRAWAL OF

THE SECOND AMENDED PLAN

A.	Modification and Amendments

Except as otherwise specifically provided in the Second Amended Plan, the Debtors, reserve the right to modify the Second Amended Plan as to material terms and seek Confirmation consistent with the Bankruptcy Code, provided, however, that any such modifications shall be in form and substance acceptable to the Supporting Noteholders and the Committee in their sole discretion. Each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, to alter, amend, or modify materially the Second Amended Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Second Amended Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Second Amended Plan, the Second Amended Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Second Amended Plan, subject to (i) certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Second Amended Plan and (ii) any such alteration, amendment or modification being acceptable to the Supporting Noteholders and the Committee in their sole discretion. A holder of a Claim or Interest that has accepted the Second Amended Plan shall be deemed to have accepted the Second Amended Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder. Any such modification or supplement shall be considered a modification of the Second Amended Plan and shall be made in accordance with this Article XI. For the avoidance of doubt, the foregoing shall not effect a waiver of any rights that any party may have with respect to modification of the Second Amended Plan under section 1127 of the Bankruptcy Code.

Upon its Filing, the Amended Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours, at the Bankruptcy Court’s website at www.deb.uscourts.gov/, and at the website of the Debtors’ notice, claims, and balloting agent at http://chapter11.epiqsystems.com/constar. The documents contained in the Amended Plan Supplement are an integral part of the Second Amended Plan and shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

B.	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Second Amended Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Second Amended Plan

The Debtors reserve the right to revoke or withdraw the Second Amended Plan prior to the Effective Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Second Amended Plan, or if Confirmation or Consummation does not occur, then: (1) the Second Amended Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Second Amended Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Second Amended Plan, and any document or agreement executed pursuant to the Second Amended Plan, shall be deemed null and void; and (3) nothing contained in the Second Amended Plan shall: (a) constitute a waiver or release of any Claims or Interests by or against the Debtors or any other party in interest; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XII

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Second Amended Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.	Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.	Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Second Amended Plan;

3.

Resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.	Ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Second Amended Plan;

5.	Adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.	Adjudicate, decide, or resolve any and all matters related to retained Causes of Action;

7.	Adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8.	Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Second Amended Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Second Amended Plan or the Second Amended Disclosure Statement;

9.	Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10.	Resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Second Amended Plan or any Entity’s obligations incurred in connection with the Second Amended Plan;

11.	Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Second Amended Plan;

12.	Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13.	Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.J.1;

14.	Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.	Determine any other matters that may arise in connection with or relate to the Second Amended Plan, the Second Amended Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Second Amended Plan or the Second Amended Disclosure Statement (other than the Exit Facility Credit Agreement and any documents related thereto);

16.	Enter an order or Final Decree concluding or closing the Chapter 11 Cases;

17.	Adjudicate any and all disputes arising from or relating to distributions under the Second Amended Plan;

18.	Consider any modifications of the Second Amended Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19.	Determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

20.	Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Second Amended Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Second Amended Plan (but excluding from and after the Effective Date, any disputes relating to the DIP Facility, if the Conversion Date occurs);

21.	Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22.	Hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

23.	Enforce all orders previously entered by the Bankruptcy Court; and

24.	Hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

A.	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents, in form and substance reasonably acceptable to the DIP Agent and acceptable to the Supporting Noteholders and the Committee in their reasonable discretion, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Second Amended Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Second Amended Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Second Amended Plan.

B.	Payment of Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

C.	Dissolution of Committees

On the Effective Date, the Committees shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.

D.	Substantial Consummation

On the Effective Date, the Second Amended Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

E.	Reservation of Rights

Except as expressly set forth in the Second Amended Plan, the Second Amended Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the Filing of the Second Amended Plan, any statement or provision contained in the Second Amended Plan, or the taking of any action by any Debtor with respect to the Second Amended Plan, the Second Amended Disclosure Statement, or the Amended Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Second Amended Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Second Amended Plan to be served on or delivered to the Reorganized Debtors shall be served by first class mail and email notice on:

Constar International Inc. One Crown Way Philadelphia, PA 19154 Attn: David Waksman, Esq. DWaksman@Constar.net	Wilmer Cutler Pickering Hale and Dorr LLP 399 Park Avenue New York, NY 10022 Attn: Andrew Goldman, Esq. Andrew.Goldman@Wilmerhale.com

After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Entire Agreement

Except as otherwise indicated, the Second Amended Plan and the Amended Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Second Amended Plan.

I.	Exhibits

All exhibits and documents included in the Amended Plan Supplement are incorporated into and are a part of the Second Amended Plan as if set forth in full in the Second Amended Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Debtors’ notice, claims, and balloting agent at http://chapter11.epiqsystems.com/constar or the Bankruptcy Court’s website at www.deb.uscourts.gov/. To the extent any exhibit or document is inconsistent with the terms of the Second Amended Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Second Amended Plan shall control.

J.	Nonseverability of Second Amended Plan Provisions

If, prior to Confirmation, any term or provision of the Second Amended Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Second Amended Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Second Amended Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Second Amended Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

K.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Second Amended Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Second Amended Plan, and, therefore, will have no liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Second Amended Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Second Amended Plan.

L.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

M.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, the DIP Agent or its counsel, or any other Entity, if such agreement was not disclosed in the Second Amended Plan, the Second Amended Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

N.	Conflicts

Except as set forth in the Second Amended Plan, to the extent that any provision of the Second Amended Disclosure Statement, the Amended Plan Supplement or any other order (other than the Confirmation Order) referenced in the Second Amended Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Second Amended Plan, the Second Amended Plan shall govern and control.

Wilmington, Delaware

Dated: February 3, 2009	Respectfully submitted:

Wilmer Cutler Pickering Hale and Dorr LLP

399 Park Avenue

New York, New York 10022

Telephone: (212) 230-8800

Facsimile: (212) 230-8888

Attention: Andrew Goldman, Esq.

Attention: Eric Markus, Esq.

E-mail addresses:

Andrew.goldman@wilmerhale.com

Eric.markus@wilmerhale.com

	By:	/s/ Andrew N. Goldman

-and-

Bayard, P.A.

222 Delaware Avenue

Suite 900

P.O. Box 25130

Wilmington, DE 19899

Telephone: (302) 655-5000

Facsimile: (302) 658-6395

Attention: Neil B. Glassman, Esq.

E-mail address:

nglassman@bayardlaw.com